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                                                                      EXHIBIT 12
                             HARTMARX CORPORATION
                      STATEMENT OF COMPUTATION OF RATIOS
                         (in thousands, except ratios)
                                  (unaudited)

                                                         Years Ended November 30,                           9 Months Ended
                                       1988        1989         1990         1991           1992         8/31/92        8/31/93
                                       ----        ----         ----         ----           ----         -------        -------
Net Income per consolidated          $38,015     $17,410     ($61,545)     ($38,365)     ($220,245)     ($225,870)     ($2,805)
 statement of earnings
Add:
 Income taxes                         21,880      10,365      (33,265)      (21,630)        (6,605)        (6,605)           0
 Interest Expense                     14,465      28,418       28,952        23,793         21,135         15,484       17,161
 Portion of rents representative
  of the interest factor (a)          18,772      21,760       23,138        22,825         20,088         18,754        8,068
Subtract:
 Undistributed earnings of
  non-consolidated affiliate          (1,850)       (510)       4,903             0              0              0            0
                                     -------     -------     --------      --------      ---------      ---------      -------
  Income as adjusted                 $91,282     $77,443     ($37,817)     ($13,377)     ($185,627)     ($198,237)     $22,424
                                     =======     =======     ========      ========      =========      =========      =======
Fixed Charges:
 Interest expense                    $14,465     $28,418      $28,952       $23,793        $21,135        $15,484      $17,161
 Portion of rents representative
  of the interest factor (a)          18,772      21,760       23,138        22,825         20,088         18,754        8,068
                                     -------     -------     --------      --------      ---------      ---------      -------
  Fixed Charges                      $33,237     $50,178      $52,090       $46,618        $41,223        $34,238      $25,229
                                     =======     =======     ========      ========      =========      =========      =======
Ratio of earnings to fixed charges      2.75        1.54         *             *             *               *            *
                                     =======     =======     ========      ========      =========      =========      =======
* - Coverage shortfall                                        $89,907       $59,995       $226,850       $232,475       $2,805
                                                             ========      ========      =========      =========      =======
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(a) Represents one-third of rent expense which management believes represents a reasonable approximation of the interest component of rent expense.